UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/28/2010 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Incentive Plan

On January 28, 2010, our board of directors determined, in order to increase executive share ownership and provide further alignment with shareholders' interests, that a portion of the Annual Incentive Plan (AIP) payout to executive officers and certain other management personnel may be made in shares of the Company's stock, restricted stock or restricted stock units (RSUs), at the board's discretion. Previously, payouts under the AIP have been all cash. The non-cash awards would be subject to forfeiture if the executive officer left our employment during the vesting period (with certain limited exceptions) and the non-cash portion may be increased by a percentage determined to be appropriate by the board to reflect the risk of forfeiture and lack of liquidity during the vesting period.

The board determined that the payouts in 2010 for 2009 performance for the executive officers will be comprised of 2/3 cash and the balance in restricted stock vesting over a four year period provided that the executive officer remains our employee on the vesting date. This determination is for the 2010 payment for 2009 performance only and the board reserves the right to approve payouts in all cash or with a different mix of cash and non-cash in the future.

Executive Stock Ownership Guidelines

On the same date, to further align our executives with our shareholders, our board adopted executive stock ownership guidelines determined as a multiple of each Executive Officer's annual base salary, which is then converted to a fixed number of shares of TWTC common stock. The guideline for tw telecom's Chief Executive Officer is five times his or her annual base salary and three times annual base salary for the other Executive Officers. The guidelines are initially calculated using the Executive Officer's annual base salary as of the date the guidelines were adopted or the date a person became an Executive Officer, whichever is later.

Executive Officers are required to achieve the guideline within five years of becoming an Executive Officer, or, in the case of persons who were Executive Officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, the holdings of all of our Executives Officers meet or exceed the guidelines. Shares owned outright by the executive officer or immediate family members, shares held in trust for the benefit of the executive officer or family members and unvested restricted shares and restricted stock units (RSUs) count toward the requirement. The board may re-calculate the guidelines if it determines that there has been a material change in circumstances.

If an Executive fails to meet the applicable stock ownership guideline by the required date, he or she will be required to retain an amount equal to twenty-five percent of the net shares (after shares sold or withheld to pay the exercise price of stock options or withholding taxes) received upon the exercise of TWTC stock options or the vesting of restricted stock, RSUs or performance shares until the applicable guideline has been achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: February 01, 2010	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel